Exhibit 99.2

High Roller Technologies Announces Pricing of its Initial Public Offering

Las Vegas, Nevada, October 22, 2024 – High Roller Technologies, Inc. (“High Roller” and the “Company”) (NYSE American: ROLR), operator of www.HighRoller.com and www.Fruta.com, each a premium brand in online gaming and a destination for high rollers, today announced the pricing of its initial public offering of 1,250,000 shares of the Company’s common stock at a public offering price of $8.00 per share, for aggregate gross proceeds of $10 million prior to deducting underwriting discounts and other offering expenses. In addition, High Roller has granted the underwriters a 45-day option to purchase up to an additional 187,500 shares of common stock to cover over-allotments, if any.

The shares of common stock are expected to begin trading on the NYSE American under the ticker symbol “ROLR” on October 23, 2024. The offering is expected to close on October 24, 2024, subject to customary closing conditions.

High Roller intends to use the net proceeds from the offering for new user acquisition, the expansion to North American and/or other regulated markets, the launch of one or more new brands or verticals, and the balance of proceeds for general working capital.

ThinkEquity is acting as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-276176) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on October 22, 2024. This offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. The final prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. operates as a global online gaming operator. The Company offers a compelling real money online casino platform with enhanced search engine optimization, direct API integrations, faster load times, and better scalability. High Roller Technologies serves customers worldwide.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact

ir@highroller.com

800-460-1039